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                                                                    Exhibit 99.1

                             LIDAK Pharmaceuticals
                       9393 Towne Centre Drive, Suite 200
                            San Diego, CA 92121-3016

                                               CONTACT: Ann Shanahan-Walsh
                                                        Media Relations Director
                                                        619/558-0364 x 212

FOR IMMEDIATE RELEASE

LIDAK PHARMACEUTICALS APPOINTS GREGORY HANSON CHIEF FINANCIAL
OFFICER - ANNOUNCES RESIGNATION OF JEFFERY WEINRESS

     SAN DIEGO, CA: July 15, 1998: LIDAK Pharmaceuticals (Nasdaq: LDAKA) announced today the appointment of Gregory Hanson as the company's chief financial officer. He replaces Jeffery Weinress who recently resigned his position as vice president and chief financial officer.

     "Jeff's experience, commitment and considerable contributions to the company will be missed. We all wish him success in his future endeavors," said CEO and president Gerald J. Yakatan, Ph.D."

     Gregory Hanson, currently the CFO for Xxsys Technologies, Inc., a San Diego-based publicly-traded company focused on the commercialization of advanced composite technologies, will make the transition to his new position over the next several weeks.

     Prior to his position at Xxsys, he served as a management consultant to the Titan Corporation, a San Diego-based publicly-traded telecommunications company, where he was responsible for the business development plan for a new wholly-owned subsidiary. Following its formation, he continued to work for the subsidiary's president as acting CFO and was instrumental in moving the company through an orderly transition to a sustainable organization.

LIDAK Resignation
Page 2

     Gregory Hanson earned a BS in Mechanical Engineering from Kansas State University and received an MBA in Finance from the University of Michigan, graduating with honors and ranking first in his class.

     "We are very pleased to welcome Greg as a member of our management team," said Yakatan. "Greg's hands-on experience in a variety of high tech environments is a definite asset to the company. He brings the spirit and energy identifiable with the small, growth-oriented company. Our team looks forward to moving ahead with the strategic plan focused on in-licensing products to augment the LIDAK pipeline."

     LIDAK Pharmaceuticals is a San Diego-based development staged company engaged in the research, development and commercialization of innovative pharmaceutical products. The company's first drug, LIDAKOL Cream, a topical cream for the treatment of recurrent oral facial herpes infections, is currently awaiting FDA marketing approval.

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The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development, clinical trials and litigation. Final decisions made by the FDA, other regulatory agencies and the courts are unpredictable and outside of the influence and/or control of the Company.